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                                                                  EXHIBIT 99.B11

CONSENT OF INDEPENDENT ACCOUNTS

We hereby consent to the use in the Statement of Additional Information constituting part of this registration statement on Form N-1A (the "Registration Statement") of our report dated February 21, 1996, relating to the statement of assets and liabilities of Diversified Conservative Income, Diversified Conservative, Diversified Moderate Growth, Diversified Growth and Diversified U.S. Stock Funds (constituting SEI Asset Allocation Trust), which appears in such Statement of Additional Information, and to the incorporation by reference of our report into the Prospectus which constitutes part of this registration statement. We also consent to the reference to us under the heading "Counsel and Independent Accountants" in such Prospectus and to the reference to us under the heading "Experts" in such Statement of Additional Information.

PRICE WATERHOUSE LLP

Philadelphia, PA
February 27, 1996